EXHIBIT 99.1

INmune Bio Announces Publication of Data on INKmune Primed NK cells in Peer-Reviewed Journal PLOS ONE

La Jolla, CA – June 27, 2019 – INmune Bio, Inc. (NASDAQ: INMB), an immunotherapy company developing treatments that harness the patient’s innate immune system to fight disease, announced today that the peer-reviewed open access scientific journal PLOS ONE published an article titled, “Tumor- and cytokine-primed human natural killer cells exhibit distinct phenotypic and transcriptional signatures,” summarizing the different effects between NK cell activation in response to tumor cells and cytokine-mediated activation.

Co-authored by Dr. Mark Lowdell, Chief Scientific Officer and co-founder at INmune Bio, the paper defines the response of natural killer (NK) cells following their encounters with tumor cells and provides insight into tumor-specific NK cell responses; helping the transition toward harnessing their therapeutic potential in cancer. The paper identifies a unique signaling “fingerprint” expressed by NK cells after binding to CTV-1 tumor cells, which is the parent clone of INmune Bio’s own INB16 cells.

Through these observational data, researchers are able to use that knowledge to apply the strategy to build immunotherapy treatments. Priming NK cells with controlled exposure to tumor cells - which is the mechanism of action of INKmune - in the patient is potentially more effective against cancer targets with potentially fewer side effects than the administration of cytokines such as IL-2 or IL-15.

“We are delighted to be sharing these data describing the unique molecular pathways triggered within human NK cells upon priming with INmune Bio’s own INB16 (INKmune) cell line,” says Dr. Lowdell. “These data confirm that the primed NK cells generated by INB16 stimulation upregulate genes, which are crucial to NK-mediated killing of patients’ cancer cells, such as CD70 and CXCL10. These differences in gene expression may explain the greater cytotoxic activity of INB16 primed NK cells in vitro compared to cytokine primed cells which may lead to greater clinical efficacy.”

“This work has combined expertise across many groups, and it was important to publish these data in a highly-regarded open access journal to ensure that they are available to the widest possible audience,” concludes Dr. Lowdell.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results.

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David Moss, CFO

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DMoss@INmuneBio.com

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